Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into by and between PulteGroup, Inc., a Michigan Corporation (the “Company”), and Steven C. Petruska (“You”) this 10th day of August, 2010. The term “Company” means and includes PulteGroup, Inc. and its successors, assigns, parents, subsidiaries, divisions and/or affiliates (whether incorporated or unincorporated), all of their related entities, and all of the past and present directors, officers, trustees and employees of each.

1.	Date of job termination: The date of Your termination is August 14, 2010.

2.	Separation Benefits:

A.	Separation Pay: You will be paid $1,550,000, less applicable deductions for taxes and as otherwise required by law and/or authorized by You, provided You do not materially breach this Agreement. You agree that the Separation Pay is over and above any sums earned by You as wages and/or bonuses through your termination date. This Separation Pay will be payable to You within thirty (30) days after the date of Your termination, provided that You timely return all Company property and You do not materially breach this Agreement.

B.	Annual Bonus: You will be eligible for your 2010 Bonus provided You do not materially breach this Agreement. Your Bonus Pay, if any, is based on the actual performance of the Company and will be prorated through Your termination date [prorated based on 226 days employed in 2010 out of 365 days], payable not later than March 15, 2011.

C.	LTIP Awards: You will be eligible for Long Term Incentive Awards according to the terms and conditions of the Plan, Program and LTI Agreements, provided You do not materially breach this Agreement, for the following cycles:

•	2008-2010: $655,650, payable not later than March 15, 2011;

•	2009-2011: $398,350, payable not later than March 15, 2011;

•

2010 year of both cycles: Payment, if any, for the 2010 years of both above-listed cycles is based on the actual performance of the Company and will be prorated through Your termination date [prorated based on 226 days employed in 2010 out of 365 days], payable not later than March 15, 2011;

•	2010-2012: Forfeited.

3.	Separation Period: Your Separation Period will begin August 14, 2010 and end August 14, 2012. In the event You resume employment with, or become a consultant to the Company, any payments to You under this Agreement will end immediately. In that event, You will nonetheless remain bound by Your obligations under this Agreement.

4.	Other Benefits:

A.	Equity Awards: Any outstanding stock options and restricted stock awards will vest according to the original terms and conditions of the grants pursuant to the governing plans and option agreements. See Optionee Statement Attached as Exhibit A. You acknowledge and agree to complete and return the Restricted Stock Tax Withholding Form (“Tax Form”) at the time You execute this Agreement. You further agree to indemnify and hold Company harmless for any tax penalties in the event You fail to timely return the Tax Form to the Company’s Treasury Department.

B.	Vacation Pay: Within thirty (30) days after Your termination date You will receive payment for accrued but unused vacation as of Your termination date.

C.	Benefits: If You are covered under a medical, dental, vision and/or HealthCare Choice account benefits plan sponsored by the Company on Your termination date, You have the option to continue Your coverage under COBRA. Information regarding Your rights under COBRA will be mailed to You. If You are eligible for COBRA continuation and wish to continue medical, dental and/or vision coverage, in consideration for the promises that You make in this Agreement, the Company will pay Your COBRA premiums through the Separation Period. You will be responsible for the cost of COBRA continuation after the Separation Period, less the portion paid for by the U.S. Treasury, if any. You may also continue Your HealthCare Choice account under COBRA at Your expense under the terms and conditions outlined. You must complete and sign the COBRA election form to initiate COBRA coverage. All other benefits provided through the Company will cease on Your termination date.

D.	No Other Compensation: Other than the amounts specifically described in this Agreement, You agree that You will receive no other compensation for service to the Company. You further authorize Company to deduct from the Separation Pay any indebtedness that You owe to the Company, including, but not limited to, advances, loans, credit card charges, and any other obligations.

5.	Company Property; Expenses: On Your termination date You will return to the Company all documents and other property belonging to the Company, including items such as keys, telephone credit cards, pagers, computers and phones which have not already been returned by You and receipt acknowledged by the Company. You agree not to make or retain any copies, electronic or otherwise, of the Company’s confidential information, as defined below.

The parties agree that the Company’s obligation to provide separation payments is contingent upon Your timely return of all property. You agree to submit any claim for reimbursable expenses within five days of your termination date or such claim for expenses is waived.

6.

Cooperation in Investigations and Litigation: In the event the Company becomes involved in investigations or legal proceedings of any nature, related directly or indirectly to events which occurred during Your employment and about which You have personal knowledge, You agree that You will, at any future time, be available upon reasonable notice from the Company, with or without subpoena, to answer discovery requests, give depositions, or testify, with respect to matters of which You have or may have knowledge as a result of or in connection with Your employment relationship with the Company. In performing Your obligations under this paragraph to testify or otherwise provide information, You agree that You will truthfully, forthrightly, and completely provide the information requested. You further agree that You will not be compensated in any way by the Company for Your cooperation with the Company in connection with any litigation or other activity covered by this paragraph, except that You shall be reimbursed as permitted by law for any reasonable expenses that You incur in providing testimony or other assistance to the Company under this paragraph. If You are (i) specifically made aware of any non-public proceedings or non-public matters related to the Company, (ii) requested in writing by a third party to provide non-public information regarding the Company, or (iii) called by a third party as a witness to testify in any matter related to the Company, You will promptly notify the Company to give it a reasonable opportunity to respond.

7.	Confidentiality, Non-Competition and Non-Solicitation: The Confidentiality, Non-Competition and Non-Solicitation Agreement executed by you on November 24, 2003 remains in full force and effect.

The parties desire to give effect to the provisions set forth in the Non-competition and Non-solicitations sections referenced above to the full extent allowed by law and in the event any court or arbitrator determines that the above-stated restrictions are unlawful or unenforceable, said court or arbitrator shall be requested by You and the Company to recast such restrictions to the maximum extent enforceable.

Additionally, the provisions of this Agreement shall be binding upon You and Your heirs, executors, administrators and other legal representatives.

8.	Non-disparagement: You will not disparage the Company, its agents or employees in any manner following Your termination. You shall not post blogs of any nature referencing or representing the Company or any other information arising out of Your employment with the Company.

9.	Indemnification: Nothing in this Agreement is intended to affect any obligation the Company may have under applicable law or its governing documents to indemnify You.

10.	Confidentiality: You shall maintain for all time as confidential, and shall not directly or indirectly use and/or disclose in any manner, any of the following types of information of the Company: any information that is not generally known in the trade and industry and that the Company considers to be of a confidential or proprietary nature including that relating in any way to the Company’s related entities, purchasing or other business methodologies, business plans (including land), pricing, customers, marketing, sales methods, information systems, consultants, products, product development, personnel information and/or trade secrets. Additionally, You shall maintain as confidential (except as to Your attorney, spouse and accountant, each of whom You shall instruct to maintain as confidential) both the existence and contents of this Agreement as well as all discussions or negotiations leading up to this Agreement.

You agree that the Company will be entitled to an immediate temporary restraining order or injunction for a violation of the non-competition, non-solicitation and/or confidentiality provisions.

11.	Release: Except as specifically set forth above, in consideration of the Separation Benefits, You waive all rights and claims You may have for any personal or monetary relief including salary, bonus, deferred compensation, severance pay, commissions or other employee benefits or compensation arising from Your employment with the Company, or the termination of Your employment with the Company. Nothing in this Agreement shall be construed as an admission of any liability by the Company.

In exchange for and in consideration of all the Separation Benefits, You hereby fully and forever release the Company from any and all actions or claims for personal or monetary relief by You, known or unknown, foreseen or unforeseen, arising out of Your employment with the Company or the termination of Your employment with the Company, including, but not limited to, any claims and actions for or in tort, contract, discrimination, wrongful discharge, and/or arising under Title VII of the Civil Rights Act of 1964, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act of 1967 (as amended), the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, and any other federal, state, or local statutes, law or rules, or any types of damages, wages, costs, or relief otherwise available to You. You agree that, except as set forth herein, You are giving up the right to pursue any administrative and legal claims against the Company. This provision does not release claims for: a) compensation for illness or injury or medical expenses under any workers’ compensation statute; b) vested benefits under any plan maintained by the Company that provides for retirement benefits; c) health benefits under any law or policy or plan currently maintained by the Company that provides for health insurance continuation or conversion rights; or d) any claim that cannot be waived or released by private agreement.

Nothing in this Agreement shall be construed to prohibit You from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or comparable state or local agency. Notwithstanding the foregoing paragraph, You agree to waive any right to recover monetary damages in any charge, complaint or lawsuit against the Company filed by You or by anyone else on Your behalf.

In exchange for and in consideration of all the Separation Benefits, You hereby fully and forever release the Company (as well as the fiduciaries and administrators of any employee benefit plans (the “Plans”) sponsored by the Company), from any and all actions or claims for personal or monetary relief by You, known or unknown, foreseen or unforeseen, that stem from or are related to the administration of the Plans and arising under ERISA, 29 U.S.C. §§ 1001-1461. You agree that this release of claims specifically includes any and all claims that might be brought in an individual or derivative capacity on behalf of the Plans under 29 U.S.C. §§ 1132(a)(2), as well as any claims for “other appropriate equitable relief” under 29 U.S.C. §§ 1132(a)(3). This release does not apply to any claims under 29 U.S.C. §§ 1132(a)(1)(B) for benefits accrued under any Plan but unpaid as of the date of this Agreement, which remain subject to and governed by the terms and conditions of the Plans.

You also agree that: (a) You have been properly paid for all hours worked; (b) You have not suffered any on the job injury for which You have not already filed a claim; and (c) You have been properly provided any leaves of absence because of Your health condition or a family member’s health condition.

You have twenty-one (21) days from the date You receive this Agreement to consider whether to sign it. In the event You sign this Agreement, You have an additional period of seven (7) days from the execution date in which to revoke this Agreement in writing. This Agreement does not become effective or enforceable until this revocation period has expired. No payments will be made to You or on Your behalf under this Agreement until this revocation period has expired. You are advised to consult an attorney prior to executing this Agreement. You understand that You are not waiving any claims that arise in the future. You acknowledge that the consideration paid pursuant to this Agreement is more than You would have otherwise been legally entitled to receive and that such consideration is adequate consideration for the agreements and covenants contained herein.

You understand that nothing in this Agreement is intended to interfere with or deter (i) Your right to challenge the above waiver of an Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”) claim or state law age discrimination claim as not knowing or voluntary, or (ii) Your right to file an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state discrimination agency or commission as a result of the above release not being knowing or voluntary, or (iii) Your right to participate in any investigation or proceeding conducted by those agencies. Further, You understand that (x) nothing in this Agreement would require You to tender back the money received under this Agreement if You seek to challenge the validity of the above ADEA or state law age discrimination waiver, (y) You do not agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers Benefit Protection Act (“OWBPA”) by retaining the money received under this Agreement, and (z) nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to the Company should You challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination claim, except as authorized by federal or state law.

12.

Certain Tax Matters: This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to You pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall be considered a separate payment. In the event that the terms of this Agreement would subject You to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and You shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. Your “separation from service,” within the meaning of Section 409A of the Code, will occur on August 14, 2010. Any reimbursement payable to You pursuant to this Agreement or otherwise shall be conditioned on the submission by You of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to You within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which You incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

13.	Miscellaneous provisions: You represent and warrant that You have the sole right and exclusive authority to execute this Agreement; and that You have not sold, signed, transferred, conveyed or otherwise disposed of any claim or demand relating to any matter covered in this Agreement.

If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein. Nothing in this Agreement is intended to cause You to believe You cannot seek a judicial determination of the validity of the Agreement under the ADEA.

14.	Governing Law: Michigan law, including Michigan law regarding choice of law and conflicts of law, shall govern this Agreement.

This Agreement shall be effective and irrevocable within the time frame set forth above and reflects the entire Agreement between You and the Company. This Agreement may be modified only by a writing signed by You and the Company.

THE COMPANY

By	/s/ Cara Tryban
Its	Director – Benefits

This Separation Agreement is freely, knowingly and voluntarily given without duress or coercion. I understand and agree to all provisions and terms stated in this Agreement and have been afforded sufficient and reasonable time to consider whether to enter into the Agreement, and an opportunity to consult with legal counsel. I understand that by signing this Agreement, I am waiving and releasing any rights I might presently have under the Age Discrimination in Employment Act.

Employee signature	/s/ Steven C. Petruska
Steven C. Petruska

Date	8/10/10

Optionee Statement	Exhibit A

Exercisable as of 8/14/2010

Steven C. Petruska

Rule of 70 & Retirement

Non-Compete signed

Grant Date	Expire Date	Plan ID	Grant Type		Options Granted	Grant Price	Outstanding	Exercisable

12/14/2000	12/14/2010	2000PE	NQ	N	40,000	$10.46	30,000	30,000	current
12/13/2001	12/13/2011	2000PE	NQ	N	40,000	$10.91	40,000	40,000	current
12/12/2002	12/12/2012	2002PE	NQ	N	40,000	$11.40	40,000	40,000	current
12/11/2003	12/11/2013	2002PE	NQ	N	180,000	$21.64	180,000	180,000	current
12/9/2004	12/9/2014	2004 PE	NQ	Y	200,000	$28.36	200,000	200,000	current
12/8/2005	12/8/2015	2004 PE	NQ	Y	200,000	$40.41	200,000	200,000	current
12/7/2006	12/7/2016	2002PE	NQ	Y	200,000	$34.24	200,000	150,000	current	50,000 to vest on 12/7/2010
12/6/2007	12/6/2017	2002PE	NQ	Y	300,000	$10.93	300,000	150,000	current	75,000 to vest on 12/6/2010 & 12/6/2011
2/7/2008	2/7/2011	2004R PE	RSA	NA	120,000	$0.00	120,000	0	current	120,000 to vest upon effective date of Sev. Agmt
12/9/2008	12/9/2018	2004 PE	NQ	Y	210,000	$11.36	210,000	0	current	105,000 to vest on 12/9/2010; 52,500 to vest on 12/9/2011 & 12/9/2012
2/10/2009	2/10/2012	2004R PE	RSA	NA	40,000	$0.00	40,000	0	current	40,000 to vest upon effective date of Sev. Agmt
2/10/2009	2/10/2012	2004R PE	RSA	162m	65,000	$0.00	65,000	0	current	65,000 to vest upon effective date of Sev. Agmt
8/18/2009	8/18/2019	2004 PE	NQ	Y	150,000	$12.34	150,000	0	current	75,000 to vest on 8/18/2011; 37,500 to vest on 8/18/2012 & 8/18/2013
2/11/2010	2/11/2020	2004 PE	NQ	Y	157,500	$11.45	157,500	0	current	78,750 to vest on 2/11/2012; 39,375 to vest on 2/11/2013 & 2/11/2014
2/11/2010	2/11/2013	2000PE	RSA	NA	105,000	$0.00	105,000	0	current	105,000 to vest upon effective date of Sev. Agmt

	Optionee Totals				2,409,500		2,037,500	990,000